Exhibit 10.96

THIRD AMENDMENT TO THE PROGRESSIVE CORPORATION EXECUTIVE SEPARATION ALLOWANCE PLAN
(2015 Amendment and Restatement)

WHEREAS, The Progressive Corporation (“Company”) currently maintains The Progressive Corporation Executive Separation Allowance Plan (“Plan”) pursuant to the 2015 Amendment and Restatement; and

WHEREAS, the Company desires to amend the Plan further;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of February 15, 2017:

1.	Section 7.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

“7.2
Notwithstanding the provisions of Section 7.1, the Company may, by action of its Chief Legal Officer, modify or amend the Executive Separation Agreement and General Release at any time in response to developments in applicable law, without action of the Compensation Committee of its Board of Directors or any Affiliated Company or any other person.”

1.	The following is hereby added to the Plan as Section 7.3:

“7.3
Notwithstanding the provisions of Section 7.1 and 7.2, upon the occurrence of a Change in Control, neither the Plan nor the Executive Separation Agreement and General Release may be amended, modified or terminated in a way that impairs or reduces any of the rights or benefits of any individual who was an Eligible Employee as of the date such Change in Control occurred until after the third anniversary of the date such Change in Control occurred.”

3.	Exhibit A of the Plan is hereby amended and restated in its entirety as provided in the document attached to this Amendment as Exhibit A.

IN WITNESS WHEREOF, The Progressive Corporation has hereunto caused this
Amendment to be executed by its duly authorized representative on the 15th day of February, 2017.

THE PROGRESSIVE CORPORATION

By: ___________________________________
Title: __________________________________
EXHIBIT A

EXECUTIVE SEPARATION AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is entered into by and between you («Name») and Progressive «PayrollCompany» (“Progressive”), together with its parents, subsidiaries, affiliates, predecessors, successors and assigns (collectively, with Progressive, the “Progressive Group”), pursuant to The Progressive Corporation Executive Separation Allowance Plan (“Plan”).

WHEREAS, your employment with Progressive ended effective «TermDate» (the “Separation Date”); and

WHEREAS, you desire to receive certain separation allowance benefits under the Plan; and

WHEREAS, the Plan provides separation allowance benefits only to employees who sign a Separation Agreement and General Release in the form specified in the Plan;

NOW, THEREFORE, you and the Progressive Group agree as follows:

1.Final Wages and ETB Payment. Progressive shall pay you for all hours of work performed and for all credited but unused Earned Time Benefit hours determined as of your Separation Date in accordance with Progressive’s standard practices. These payments will be made within thirty (30) days of the Separation Date, or at such earlier time as may be required by law, regardless of whether you accept this Agreement.

2.Severance Benefits. In consideration of your acceptance of this Agreement and subject to your fully meeting your obligations under it, Progressive will provide you with following severance pay and benefits:

a.
Progressive shall pay you a separation allowance in the total gross amount of «SepText» Dollars ($«SepNo») (representing «sevwks» weeks of Compensation), less applicable tax withholding, other legally required deductions and (except to the extent prohibited by law) amounts due Progressive for any reason. Such separation allowance shall be paid in a lump sum at the time specified in Section 3.2 of the Plan and subject to the limitations specified in the Plan.

b.
If you are participating in The Progressive Health, Life and Disability Benefits Plan (“Group Insurance Plan”), you may elect to continue your and your dependents’ medical, dental and vision coverages under the Group Insurance Plan for the periods specified in the Group

Insurance Plan, subject to the terms, conditions and limitations of the Group Insurance Plan. If you elect to continue any of such coverages, Progressive shall pay the cost of continuing such coverages for a period not to exceed the number of weeks of Compensation used in computing the amount of your separation allowance under Paragraph 1 above, provided that you make payments at such times as and in such manner as Progressive shall specify equal to the contributions you would have had to make for those coverages for such period had you continued to receive those coverages as an active employee during such period, all as determined by Progressive. You also shall be entitled to the conversion privileges, if any, applicable to your life insurance and/or other coverages under the Group Insurance Plan.

c.	Progressive shall make outplacement services available to you for a period of [ ] months, in accordance with Section 2.5 of the Plan.

d.
If you are rehired by Progressive or any other Participating Employer as a regular employee within a period of time following your Separation Date that does not exceed the number of weeks of Compensation used in computing your separation allowance under the Plan, you shall repay to Progressive the amount specified in Section 3.7 of the Plan at the time and in the manner specified therein.

e.
[DELETE IF SEPARATION DATE IS AFTER CHANGE OF CONTROL.] You shall not be entitled to receive the severance pay and benefits described above, and this Agreement shall be considered null and void, if, at any time prior to payment to you of a separation allowance, Progressive determines that you have committed a violation of Progressive’s Code of Business Conduct and Ethics that would have led Progressive to terminate your employment in accordance with Progressive’s then current disciplinary practices with respect to the type of violation in question had you still been actively employed.

3.Effect on Equity Incentives. [If not Qualified Retirement] You acknowledge the forfeiture of any and all unvested Restricted Equity (whether Restricted Stock Awards or Restricted Stock Units) awarded to you under The Progressive Corporation 2003 Incentive Plan, The Progressive Corporation 2010 Equity Incentive Plan and/or The Progressive Corporation 2015 Equity Incentive Plan, in each case as amended (the “Incentive Plans”), except to the extent stated in any agreement between you and Progressive related to unvested and outstanding performance-based restricted stock award(s) for which the Evaluation Period or the Growth Evaluation Period has ended prior to the Separation Date.  You rights, if any, under The Progressive Corporation Executive Deferred Compensation Plan and/or the Incentive Plans (collectively, the “Executive Compensation Programs”) shall be determined in accordance with the governing provisions of the Executive Compensation Programs as in effect from time to time and any agreements entered into thereunder. For purposes of such Executive Compensation Programs, you shall be considered to have terminated employment with Progressive on the Separation Date.
[If Qualified Retirement] The termination of your employment shall be deemed to be a Qualified Retirement as that term is used in The Progressive Corporation 2003 Incentive Plan, The Progressive Corporation 2010 Equity Incentive Plan and/or The Progressive Corporation 2015 Equity Incentive Plan, in each case as amended (the “Incentive Plans”), and any Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement between you and Progressive (the “Stock Agreements”) and you shall enjoy such rights and be subject to such forfeitures and requirements as are contained in said Incentive Plans and Stock Agreements in accordance with the Incentive Plans and Stock Agreements. Your rights, if any, under The Progressive Corporation Executive Deferred Compensation Plan and/or the Incentive Plans (collectively, the “Executive Compensation Programs”) shall be determined in accordance with the governing provisions of the Executive Compensation Programs as in effect from time to time and any agreements entered into thereunder. For purposes of such Executive Compensation Programs, the Separation Date shall be your Qualified Retirement Date.

4.Acknowledgment of Full Payment and Status of Benefits. You acknowledge that the payments described in Paragraph 1 of this Agreement are in complete satisfaction of any and all wages and payments due to you from the Progressive Group, whether for services provided or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you. You further acknowledge that, except as expressly provided in Paragraphs 2(b) and 3 above, your participation in all employee benefit plans and programs will end as of the Separation Date, in accordance with the terms of those plans and programs. You acknowledge that you have no rights under The Progressive Corporation Separation Allowance Plan.

5.Return of Documents and Other Property; Confidentiality; Trade Secrets.

a.
You agree to continue to honor your obligations with respect to confidential and/or proprietary information belonging to the Progressive Group, including the Confidentiality Statement to which you agreed upon your hire, if any, and all applicable policies as set forth in Progressive’s Code of Business Conduct and Ethics and Workplace Policies. You affirm and represent that you have not taken or misused any such confidential and/or proprietary information and that you have returned to Progressive any records containing such confidential and/or proprietary information and all records that are the Progressive Group’s property.

b.
Notwithstanding anything in this Agreement to the contrary, you and Progressive acknowledge that you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. In addition, you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event you file a lawsuit for retaliation by Progressive for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.Release of Claims. In exchange for separation allowance and benefits provided to you under this Agreement, to which you would not otherwise be entitled, you, on your own behalf and on behalf of your heirs, executors, agents, representatives, administrators, survivors, assigns and anyone claiming by or through you, hereby release Progressive and the Progressive Group, along with each of their individual and respective current and former directors, officers, agents, attorneys and employees in their corporate as well as personal capacities (collectively, the “Releasees”), from any and all claims, liabilities, demands, actions, suits and causes of action, whether known or unknown, that you ever had or now may have against any of the Releasees, both in law and equity, arising from or relating to (a) your employment with Progressive and/or any other entity of the Progressive Group and/or (b) work or services you performed for or on behalf of Progressive or any other entity of the Progressive Group (collectively, “Claims”). Your released Claims include, without limitation: claims arising under the Age Discrimination in

Employment Act (“ADEA”), the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act and the Employee Retirement Income Security Act of 1974, each as may be amended; claims arising under state law [, including [recite any desired state statutes]]; claims for emotional distress and/or mental and/or physical injury; and any other claims relating in any way to your employment with Progressive and/or any other entity of the Progressive Group and its termination.

[If Executive is a California resident, include] You further acknowledge that you have read and understand California Civil code Section 1542, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in «HisHer» favor at the time of executing the release, which if known by him must have materially affected «HisHer» settlement with the debtor.”

You hereby waive the provisions and protections of California Civil code Section 1542 and agree that the above release shall apply to all Claims that you ever had or now may have against the Releasees, regardless of whether you currently are aware of the Claims or suspect that they exist.

[IF EXECUTIVE IS A RESIDENT OF ANY OTHER STATE REQUIRING RECITAL, INCLUDE RECITAL.]

7.No Pending or New Claims. You agree that you will not instigate, initiate, promote or participate in any Claims against Releasees unless required to do so by law, excepting only such Claim(s) as are permitted under Paragraph 11 below. In the event that you do so, the Claim(s) shall be dismissed immediately upon the presentation of this Agreement, and you shall reimburse Releasees for all legal fees and expenses incurred in defending such Claim(s) and obtaining their dismissal.

8.Cooperation. You agree to cooperate with the Progressive Group and/or any entity thereof, as well as any entity operating on its or their behalf, in response to all reasonable requests relating to your former job duties, including requests for such information as the location of documents or information and disclosure of all passwords necessary or desirable to the Progressive Group’s access of information that you password-protected on the information systems or the Progressive Group or any entity thereof. You further agree to cooperate with the Progressive Group and/or any entity thereof, as well as any entity operating on its or their behalf, in connection with any investigation or legal proceeding arising out of matters that were under your responsibility or that were related to, or caused by, your actions.

9.Non-Disparagement. You agree not to disparage the Progressive Group or Releasees, including by libel or defamation. You may, however, provide truthful information to any state or federal administrative agency and in response to formal legal process, such as a subpoena compelling your testimony.

10.Non-Admission. You agree and acknowledge that this Agreement is not and shall not be construed to be, or represented to others as, an admission that Releasees violated any federal, state or local law or regulation or duty owed to you.

11.Right to Participate in Government Agency Proceedings. Notwithstanding any term or provision of this Agreement to the contrary (including, but not limited to, Paragraphs 5, 6, 7, 8 and 9 above), nothing in this Agreement, in Progressive’s Code of Business Conduct and Ethics and Workplace Policies, or in any other existing agreements between you and Progressive is intended or shall be construed to prohibit you, without notice to Progressive, from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission (or a comparable local, state or federal fair employment practices agency) or the U.S. Occupational Safety and Health Administration, from taking any actions protected by Section 7 of the National Labor Relations Act, from communicating directly with the Securities and Exchange Commission regarding any possible securities law violation, or from communicating with the Occupational Safety and Health Administration regarding a violation of any law it enforces. You acknowledge and agree, however, that, except with respect to any award pursuant to 15 U.S.C. § 78u-6 or any award administered by the U.S. Occupational Safety and Health Administration, this Agreement fully and finally resolves all monetary matters between you and Releasees, and you waive any right to monetary damages, attorneys’ fees, costs, equitable remedies and any other individual relief related to or arising from any such charge, or any ensuing complaint or lawsuit, filed by you or on your behalf.

12.     Miscellaneous.

a.
Unless defined herein, all capitalized terms used in this Agreement shall have the meanings given to them in the Plan. The captions and headings in this Agreement are for convenience only and do not define or describe the scope or content of any provision of this Agreement.

b.
This Agreement, together with the Plan and the other documents referenced herein, constitutes the entire agreement between the parties and supersedes all prior and contemporaneous oral or written representations, agreements and understandings relating to your employment, its termination and all related matters, excluding only, and subject to Paragraph 11, above, (i) your continuing obligations under Progressive’s Code of Business Conduct and Ethics and any existing agreements between you and Progressive with respect to Confidential Information and/or Proprietary Information and (ii) your rights, if any, under the Executive Compensation Programs and any agreements entered into thereunder. Any modifications or assignments of this Agreement must be in a writing signed by you and Progressive’s Chief Legal Officer (or, in the event of a conflict of interest, Progressive’s Chief Financial Officer) in order to be effective. This Agreement is subject to the terms, provisions and limitations of the Plan in all respects.

c.
In the event any provision of this Agreement shall be held to be void, unlawful or for any reason unenforceable or otherwise at variance with the intentions of the parties as expressed herein, the remaining portions of the Agreement shall remain in full force and effect. In the event you breach this Agreement or any part of it, or fail to perform your obligations under this Agreement, the Plan or any other agreement relating to your employment that survives this Agreement, Progressive’s obligations hereunder shall terminate but the Agreement otherwise shall remain in full force and effect, including your release of Claims. No waiver of any provision of this Agreement, or the breach thereof, shall be deemed a waiver of any other provision or breach.

d.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute the same instrument, though this Agreement shall be of no force or effect until executed by both you and Progressive. A wet signature on an electronically transmitted copy of the Agreement and/or a wet signature transmitted electronically (i.e., a facsimile or scanned image) shall have the same effect as the original.

d.	This Agreement shall be interpreted, enforced and governed under the laws of the State of Ohio, in which State the Plan was adopted and is maintained.

13.     [INCLUDE IF EXECUTIVE IS 40 OR OVER AND PART OF GROUP (2 OR MORE) REORGANIZATION] Group Impact Attachment. In accordance with the provisions of the Older Workers Benefit Protection Act, attached as Attachment A to this Agreement is statistical information regarding job titles and ages of the employees whose employment will and will not be terminated as a result of the reduction in force as of the date below.

14.     [INCLUDE IF EXECUTIVE IS 40 OR OVER] YOU FURTHER REPRESENT AND ACKNOWLEDGE:

A.	The only consideration for signing this Agreement is that stated expressly herein. No person or entity has made other promises or agreements of any kind to cause you to sign this Agreement.

B.
You fully understand the meaning and intent of this Agreement. You have read the Agreement carefully, know its contents, understand its terms, their meaning and their effect upon your rights and duties. You enter into this Agreement knowingly and voluntarily, agree to all its terms and conditions, understand their final and binding effect, and sign THIS Agreement as your own free act with the full intent of releasing Releasees from all claims AS PROVIDED IN THIS AGREEMENT.

C.	THIS AGREEMENT DOES NOT WAIVE OR RELEASE ANY RIGHTS OR CLAIMS YOU MAY HAVE UNDER the ADEA THAT ARISE AFTER THE DATE YOU SIGN THIS AGREEMENT.

D.	The consideration provided to you under THIS AGREEMENT is in addition to anything of value to which you are entitled already.

E.	You have been advised by Progressive to consult with an attorney prior to executing this Agreement.

[INCLUDE IF EXECUTIVE IS 40 OR OVER] IMPORTANT! You have 45 days from receipt of this Agreement to consider whether to sign it. If you do not meet this deadline, you will not be eligible for a separation allowance. You may revoke the Agreement within seven (7) days after signing it, but you must do so by delivering written notification of such revocation to Progressive’s Chief Legal Officer at 6300 Wilson Mills Road, Mayfield Village, Ohio, 44143. If you sign the Agreement within 45 days and do not revoke it, it will become effective immediately following the expiration of the seven-day revocation period.

[INCLUDE IF EXECUTIVE IS UNDER 40] IMPORTANT! You have 45 days after your Separation Date within which to sign this Agreement and return it to Progressive. This Agreement will become effective once you sign it. If you do not meet this deadline, you will not be eligible for a separation allowance.

Date this Agreement was Given to You

________________________________________

By:    _________________     __________
HR/Manager Initials        Date

PROGRESSIVE «PayrollCompany»

By: ______________________________________

__________________________________________
Printed Name

Title: _____________________________________

I understand this Agreement and enter into it of my own free will. I understand that Progressive will not be required to provide any severance benefits under this Agreement until after this Agreement becomes effective.

______________________________        Date: ______________________________
[Name]